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                     Form of Fee Waiver Agreement

May1, 2005

J. P. Morgan Fleming Mutual Fund Investment Trust
522 Fifth Avenue
New York, NY 10036

Dear Sirs:

     J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, "JPMorgan Service Providers") hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods so indicated. The JPMorgan Service Providers will waive fees or reimburse to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include dividend expenses on securities sold short, interest, taxes, extraordinary expenses and expenses related to the JPMorgan Funds' deferred compensation plan.

     The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filings their registration statements on Form N-1A and in accruing the Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc.
JPMorgan Funds Management, Inc.
JPMorgan Distribution Services, Inc.


-------------------------------
By:


Accepted by:
J. P. Morgan Fleming Mutual Fund Investment Trust


---------------------------------
By:


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                                                    SCHEDULE A

                                                                                      EXPENSE CAP PERIOD
FUND NAME                       CLASS            FISCAL YEAR END   EXPENSE CAP        END
------------------------------- ---------------- ----------------- ------------------ ----------------------
JPMorgan Mid Cap Growth Fund    Class A          December 31       1.35%              April 30, 2006

                                Class B                            2.05%